UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2023
PLBY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On November 3, 2023, PLBY Group, Inc.’s (the “Company”) wholly-owned subsidiary, Playboy Enterprises, Inc. (“Seller”), completed the sale of its wholly-owned subsidiary, TLA Acquisition Corp. (“TLA”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated October 3, 2023, by and among Seller, TLA, and LV Holding, LLC (“Buyer”), pursuant to which Seller sold to Buyer all of the capital stock of TLA (the “Sale”), resulting in the disposition of the TLA and its Lovers business to Buyer. The entry into the Purchase Agreement was previously announced by the Company in its Current Report on Form 8-K filed on October 5, 2023 (the “Initial Form 8-K”).

Item 1.01    Entry Into a Material Definitive Agreement.
In connection with the Sale, the Company entered into Amendment No. 1 (the “First Amendment”), dated as of November 2, 2023, to the Amended and Restated Credit and Guaranty Agreement, dated as of May 10, 2023 (the “Existing Credit Agreement” and, as amended by the First Amendment, the “A&R Credit Agreement”), by and among the Company, Playboy Enterprises, Inc., the subsidiary guarantors party thereto, the lenders party thereto, and DBD Credit Funding LLC, as the administrative agent and the collateral agent, to permit, among other things: (a) the TLA Sale and the sale of certain other assets (and the proceeds of such sales will not be required to prepay the loans under the A&R Credit Agreement); and (b) the Company to elect, through August 31, 2025, to pay in cash accrued interest equal to the applicable Secured Overnight Financing Rate plus 1.00%, with the remainder of any applicable accrued interest not paid in cash capitalized into the loans under the A&R Credit Agreement. The other terms of the A&R Credit Agreement will remain substantially unchanged from the Existing Credit Agreement.

The foregoing summary of the First Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 2.01    Completion of Acquisition or Disposition of Assets.

The information set forth above under the heading “Introductory Note” of this Current Report on Form 8-K is incorporated herein by reference.

Pursuant to the Purchase Agreement, at the closing of the Sale (the “Closing”), Buyer acquired all of the capital stock of TLA from the Seller for aggregate cash consideration of approximately $13.5 million, subject to certain adjustments. In accordance with the Purchase Agreement, approximately $2.1 million of the cash consideration was placed in a short-term escrow account at Closing in connection with a post-Closing working capital adjustment, certain possible indemnification claims payable by the Seller and for certain post-Closing items to be completed by Seller. Per the terms of the First Amendment, the net proceeds of the Sale, after payment of transaction related expenses, will be retained by the Company.

Additional information and details of the Purchase Agreement were previously disclosed in Item 1.01 of the Initial Form 8-K, which is incorporated by reference into this Item 2.01. The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is included as Exhibit 2.1 hereto and which is incorporated herein by reference.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 3, 2023, the Company received a letter (the “Nasdaq Staff Deficiency Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the prior thirty consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until May 1, 2024, to regain compliance. The letter states that the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5450(a)(1) if at any time before May 1, 2024, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days. The Nasdaq Staff Deficiency Letter has no immediate effect on the listing or trading of the Company’s common stock.

The Company intends to monitor the bid price of its common stock and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with Nasdaq’s minimum bid price rule by May 1, 2024.

If the Company does not regain compliance with Rule 5450(a)(1) by May 1, 2024, the Company may be eligible for an additional 180 calendar day period to regain compliance. To qualify, the Company would need to apply to transfer the listing of the common stock to The Nasdaq Capital Market and would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except for the bid price requirement. The Company would also be required to provide written notice to Nasdaq of its intent to cure the deficiency during the second compliance period, for example by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Nasdaq staff’s determination to delist its securities. There can be no assurance that the Company will be eligible for the additional 180 calendar day compliance period, if applicable, or that the Nasdaq staff would grant the Company’s request for continued listing subsequent to any delisting notification.

Item 8.01    Other Events.

On November 6, 2023, the Company issued a press release announcing the Closing of the Sale. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(b)    Pro Forma Financial Information

The unaudited pro forma financial information with respect to the Company’s disposition of TLA as of and for the six months ended June 30, 2023 and the year ended December 31, 2022 is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The pro forma financial information included in this Current Report on Form 8-K has been presented for informational purposes only and is not necessarily indicative of the disaggregated financial position or results of operations that would have been realized had the disposition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated disaggregated financial position or future results of operations that the Company will experience after the disposition.

(d)	Exhibits

Exhibit No.	Description

2.1*
Stock Purchase Agreement, dated October 3, 2023, by and among LV Holding, LLC, TLA Acquisition Corp. and Playboy Enterprises, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2023).

10.1*
Amendment No. 1 to Amended and Restated Credit and Guaranty Agreement, dated as of November 2, 2023, by and among the Company, Playboy Enterprises, Inc., each guarantor party thereto, the lenders party thereto, and DBD Credit Funding LLC, as the administrative agent and the collateral agent.

99.1	Press Release, dated November 6, 2023.
99.2	Unaudited pro forma condensed consolidated financial information for PLBY Group, Inc. and TLA Acquisition Corp. as of and for the six months ended June 30, 2023 and the year ended December 31, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2023	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary